MidSouth Bancorp, Inc.
NYSE-Amex: MSL
3Q11 Supplemental Materials
October 25, 2011

Forward Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include, among others, statements regarding future results, improvements in classified and criticized assets, changes in the local and national economy, the work-out of nonaccrual loans, the completion of the
Beacon Federal and First Louisiana National Bank branch acquisitions, the competition for other potential acquisitions the impacts from the integration of operations from completed acquisitions and the impact of regulatory changes regarding electronic transactions. Actual results may differ materially from the results anticipated in these forward-looking statements.
Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; the timing and ability to reach any agreement to restructure nonaccrual loans; increased competition for deposits and loans which could affect compositions, rates and terms; the timing and impact of future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverages; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March
16, 2011 and in its other filings with the SEC.

MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

 3rd Quarter 2011 Highlights
➢ Operating EPS of $0.14 versus $0.09 for 3Q10 excluding special items:
 ➢ GAAP diluted EPS of $0.03
 ➢ Significant Mergers and Acquisition expenses of $0.06 per share
 ➢ Jefferson Bank - Dallas - closed 7/29/11
 ➢ Beacon Federal - P&A agreement signed to purchase Tyler, TX branch
 ➢ First Louisiana National Bank - P&A agreement signed to purchase bank in
 Breaux Bridge, LA (in-market)
 ➢ Discount acceleration of $0.05 per share
 ➢ Associated with repayment of $20 million of TARP following closing of $32 million Preferred Stock issued under Small Business Lending Fund
 ➢ $12 million of remaining proceeds injected into MidSouth Bank
 ➢ Coupon rate for 4Q11 and 1Q12 = 5% based on qualifying small business loans

Jefferson Bank - Purchase Accounting Impact

	Fair Value ($000's)
Cash and Due From	$ 93,800
Investments	175
Loans, net	57,694	(1)
Premises and Equipment, net	3,632
Core Deposit Intangible	2,702	(2)
Goodwill	7,725
Other Assets	327
Total Assets	$ 166,055

DDA and Savings	$ 35,621
Time Deposits	130,151	(3)
Other Liabilities	283
Total Liabilities	$ 166,055
(1) Loans do not include $9.1 million in loan participations of loans originated by First Bank & Trust and purchased under P&A agreement
Face value of loans purchased were $59.8 million, which resulted in a fair value mark of $2.1 million or 3.5%.
No impaired loans purchased. All discount is accretable yield, which is estimated to be approx. $177,000 per quarter (3Q11=$118,000)

(2) CDI amortized over 10 years using straight line method, or approximately $68,000 per quarter (3Q11=$45,000)

(3) CD's include a fair value mark of $1.4 million. Results in reduction of effective interest expense recognized on CD's.
Amount of reduction in interest expense declines over time as CD's mature.
Estimated reduction of interest expense - 4Q11 - $277,000, 1Q12 - $220,000, 2Q12 - $181,000, 3Q12 - $162,000, 4Q12 - $139,000 (3Q11=$228,000)

Non-GAAP Reconciliation
Non-GAAP Financial Measures
This presentation also includes non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial measures include (1) the ratio of tangible common equity to tangible assets, (2) tangible book value per share, (3) pre-tax pre-provision earnings and (4) operating earnings per share. The most comparable GAAP measures to these measures are the ratio of equity to total assets, book value per share, earnings before taxes and earnings per share, respectively. We use these non-GAAP financial measures because we believe they are useful for evaluating our financial condition, operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. With respect to operating per share, such financial measure excludes unusual expenses related to our recently completed or announced acquisitions and the repayment of TARP funds that are not expected to reoccur. We also believe these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial condition, financial results and credit trends, as well as comparison to financial results for prior periods. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.

	As of and for the year ended December 31,
	2007	2008	2009	2010	As of 9/30/11

Book value per common share	$10.41	$11.04	$11.81	$12.05	$12.47
Effect of intangible assets per share	1.48	1.45	1.02	0.96	2.02
Tangible book value per common share	$8.93	$9.59	$10.79	$11.09	$10.45

Equity to total assets at period end	8.02%	7.80%	13.30%	13.63%	12.55%
Effect of intangible assets	1.07	0.96	0.86	0.82	1.43
Tangible equity to tangible assets at period end	6.95%	6.84%	12.44%	12.82%	11.12%
Effect of preferred equity	0.00	0.00	1.99	1.95	2.66%
Tangible common equity to tangible assets at period end	6.95%	6.84%	10.45%	10.86%	8.46%

Non-GAAP Reconciliation (cont’d)
(1) 3Q11 Non-recurring noninterest expense items - Merger related charges ($876,000)
(2) 2Q11 Non-recurring noninterest expense items - Merger related charges ($115,000)
(3) 4Q10 Non-recurring interest income - recovery of interest on large non-accrual loan ($298,000)
	Third		Second		First	Fourth		Third
	Quarter		Quarter		Quarter	Quarter		Quarter
	2011		2011		2011	2010		2010

Net Interest Income	$ 11,658		$ 10,531		$ 9,941	$ 10,506		$ 10,299
FTE Adjustment	334		349		382	393		406
Less: Other Adjustments	-		-		-	(298)	(3)	-
Net Interest Income, FTE, as adjusted	11,992		10,880		10,323	10,601		10,705

Noninterest Income	3,398		3,213		3,030	3,456		3,736
Less: Realized Gains on Securities Sold	(58)		(41)		3	-		-

Total Revenues, as adjusted (FTE)	15,332		14,052		13,356	14,057		14,441

Noninterest Expense	13,175		11,233		10,727	10,798		11,117
Less: Adjustments	(876)	(1)	(115)	(2)	-	-		-
Noninterest Expense, as adjusted	12,299		11,118		10,727	10,798		11,117

Pre-tax, pre-provision earnings, as adjusted	$ 2,699		$ 2,585		$ 2,247	$ 2,866		$ 2,918

Earnings per share, as reported	$ 0.03		$ 0.10		$ 0.05	$ 0.16		$ 0.09
Effect of merger related costs, after-tax	0.06		-		-			-
Effect of accretion - repayment of TARP	0.05		-		-			-
Operating Earnings per share	$ 0.14		$ 0.10		$ 0.05	$ 0.16		$ 0.09